Exhibit 99.1

WAUSAU PAPER ANNOUNCES FIRST-QUARTER RESULTS

MOSINEE, WI (Business Wire) – April 27, 2009 – Wausau Paper (NYSE:WPP) today reported a first-quarter net loss of $1.4 million, or $0.03 per share, compared with a net loss of $6.8 million, or $0.14 per share, in the prior year.  Net sales decreased 20 percent to $238.8 million, while shipments declined 26 percent to 155,000 tons due to anticipated volume reductions resulting from facility closures and continuing demand weakness in several market categories.

First-quarter results include after-tax charges of $2.8 million, or $0.06 per share, related primarily to the announced closure of Specialty Products’ Jay, Maine, paper mill and Printing & Writing’s Appleton, Wisconsin, converting facility; and after-tax expenses of $1.9 million, or $0.04 per share, related to the rebuild of the towel machine at Towel & Tissue’s Middletown, Ohio, mill and the start-up of Printing & Writing’s new distribution center in Bedford Park, Illinois.  Prior-year first-quarter results included an after-tax charge of $5.0 million, or $0.10 per share, related to the closure of a Printing & Writing mill in Groveton, New Hampshire, and Specialty Products’ roll wrap operations; and timberland sales gains of $1.3 million, or $0.03 per share.  Excluding these items, adjusted first-quarter 2009 net earnings were $3.4 million, or $0.07 per share, compared with a net loss of $3.1 million, or $0.06 per share, last year.  Adjusted net earnings per share is a non-GAAP measure and three-month results are reconciled to GAAP net loss per share below:

	2009	2008

GAAP Net Loss Per Share	($0.03)	($0.14)
Facility Closure Charges(1)	0.06	0.10
Capital-Related Expense (2)	0.04	–
Gain on Sale of Timberlands	–	(0.03)

Adjusted Net Earnings (Loss) Per Share	$0.07	($0.06)

Note: Totals may not foot due to rounding differences.

(1)2009 charges relate primarily to the planned closure of Specialty Products’ paper mill in Jay, Maine, and Printing & Writing’s converting operation in Appleton, Wisconsin.  2008 charges relate to the sale and closure of Specialty Products’ roll wrap business and the closure of Printing & Writing’s Groveton, New Hampshire, paper mill.

(2)Includes expenses associated with the towel machine rebuild at Towel & Tissue’s Middletown, Ohio, mill and the start-up of Printing & Writing’s distribution center in Bedford Park, Illinois.

“The improvement in first-quarter adjusted net earnings is a direct result of steps taken during the past 18 months to bolster our long-term competitive position and address current recessionary business conditions,” stated Thomas J. Howatt, president and CEO.  “Though hampered by weak economic and market conditions, all three business units reported year-over-year profit improvement, excluding one-time charges.  With the depth and duration of recessionary business conditions uncertain at this time, we’ve taken appropriate actions to conserve cash, further reduce costs, and limit capital spending.  Execution of these initiatives will allow us to not only weather the current economic downturn but also position us for improved results as market growth returns.”

SEGMENT RESULTS

Printing & Writing reported a first-quarter operating profit of $0.3 million compared with an operating loss of $12.5 million last year, while net sales and shipments declined 19 percent and 22 percent, respectively, due to weak market demand and reduced volumes associated with the closure of the Groveton mill.  Current-quarter results include pre-tax expenses of $0.7 million related primarily to the planned closure of the Appleton converting facility and $0.6 million of expenses associated with the start-up of the Bedford Park distribution center.  Prior-year results included pre-tax Groveton mill closure charges of $7.6 million.  Printing & Writing achieved a significant year-over-year increase in profitability despite an estimated 16 percent decline in demand for uncoated freesheet papers which resulted in market-related downtime equal to 10 percent of the business unit’s production capacity.  Continuing to execute against its profit recovery plan, the 2009 implementation of the business unit’s converting and distribution initiative and the Brokaw mill’s fiber handling project are expected to further reduce costs and improve operational efficiencies.  Completion of these projects is a key element in returning Printing & Writing profitability to levels that exceed its cost of capital.

Specialty Products reported a first-quarter operating loss of $3.5 million, including pre-tax charges of $3.8 million related to the planned second-quarter 2009 closure of the Jay mill, compared with a prior-year operating loss of $0.4 million.  Net sales and shipments declined 32 percent and 38 percent, respectively, due to the elimination of roll wrap sales, the December 2008 permanent shutdown of a paper machine at the Jay mill and demand weakness across most market categories.  Similar to actions taken at Printing & Writing, Specialty Products reduced production capacity by approximately 10 percent during the quarter to balance production with demand.  The closure of the Jay facility and subsequent transfer of higher-margin products to the unit’s operations in Mosinee and Rhinelander, Wisconsin, are expected to improve product mix and profitability.

Towel & Tissue’s first-quarter operating profits of $7.3 million, including one-time expenses of $2.5 million related to the towel machine rebuild at its Middletown mill, compare favorably with prior-year profits of $6.1 million.  Impacted by a 4 percent decline in demand for “away-from-home” towel and tissue products, net sales and shipments declined 1 percent and 6 percent, respectively.  Excluding expenses associated with the machine rebuild, operating margins improved to 13 percent during the quarter, their highest level since 2007.  With an expected final cost of $32.5 million, the machine rebuild was completed on schedule during the first quarter and full benefits are expected to be realized over the second half of 2009.

OUTLOOK

Commenting on the outlook for the second quarter of 2009, Mr. Howatt said, “Our focus remains on improving the long-term cost structure and competitive position of our business regardless of market conditions.  The benefits of recent restructuring and capital investment initiatives are expected to build over the second half of 2009 and will strengthen our performance in future years.  In addition, recent cost reduction, cash conservation and capacity management actions will allow us to reduce debt as we move through a period of economic uncertainty.”  Mr. Howatt continued, “We will continue to manage capacity in a disciplined manner and plan to increase Printing & Writing second-quarter downtime to match ongoing demand weakness.  As a result, we expect second-quarter results to be comparable to first-quarter adjusted net earnings of $0.07 per share, excluding expected facility closure costs of $0.27 per share.”  Adjusted net losses in the second quarter of 2008 were $0.03 per share.

Wausau Paper’s first-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday April 28, and can be accessed through the Company’s Web site at www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through May 6.

About Wausau Paper:

Wausau Paper, with revenues of $1.2 billion in fiscal 2008, produces and markets fine printing and writing papers, technical specialty papers, and “away-from-home” towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2008.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report – Quarter Ended March 31, 2009

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months
of Operations (unaudited)	Ended March 31,
	2009	2008
Net sales	$238,771	$298,718
Cost of sales	218,523	284,783
Gross profit	20,248	13,935
Selling & administrative expenses	19,031	20,955
Restructuring	789	1,146
Operating profit (loss)	428	(8,166)
Interest expense	(2,659)	(2,821)
Other income, net	66	184
Loss before income taxes	(2,165)	(10,803)
Credit for income taxes	(812)	(3,997)

Net loss	$ (1,353)	$ (6,806)

Net loss per share (basic and diluted)	$ (0.03)	$ (0.14)
Weighted average shares outstanding – basic	48,810	49,559
Weighted average shares outstanding – diluted	48,810	49,559

Condensed Consolidated Balance Sheets (Note 1)	March 31,	December 31,
	2009	2008
Current assets	$274,085	$262,562
Property, plant, and equipment, net	410,032	405,408
Other assets	43,442	42,880
Total Assets	$727,559	$710,850

Current maturities of long-term debt	$ 16,044	$ 51
Other current liabilities	141,791	143,681
Long-term debt	200,168	191,963
Other liabilities	161,856	167,574
Stockholders’ equity	207,700	207,581
Total Liabilities and Stockholders’ Equity	$727,559	$710,850

Condensed Consolidated Statements	Three Months
of Cash Flow (unaudited)	Ended March 31,
	2009	2008
Net cash provided by (used in) operating activities	$ 7,489	$(4,699)

Cash flows from investing activities:
Capital expenditures	(20,813)	(6,944)
Proceeds from property, plant, and equipment disposals	403	1,736
Net cash used in investing activities	(20,410)	(5,208)

Cash flows from financing activities:
Net issuances of commercial paper	2,380	12,500
Net borrowings under credit agreement	22,000	–
Payments under capital lease obligation and note payable	–	(45)
Dividends paid	(4,151)	(4,235)
Payments for purchase of company stock	–	(4,494)
Net cash provided by financing activities	20,229	3,726

Net increase (decrease) in cash & cash equivalents	$ 7,308	$(6,181)

Note 1.  Balance sheet amounts at March 31, 2009, are unaudited.  The December 31, 2008, amounts are derived from audited financial statements.

Note 2.  In August 2008, we announced plans to permanently shut down one of the two paper machines at our Specialty Product’s mill in Jay, Maine.  The shutdown of this machine was completed in December 2008.  In March 2009, we announced further plans to permanently shut down the remaining paper machine and all operations at the Jay, Maine mill.  The ceasing of papermaking operations at the mill will be completed by May 31, 2009.  The cost of sales for the three months ended March 31, 2009, includes $3.3 million in pre-tax charges for depreciation on assets and other associated closure costs, primarily related to the planned shutdown of the mill.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs primarily related to the planned shutdown of the mill, was $0.5 million for the three months ended March 31, 2009.  Additional pre-tax charges related to the closure of the Jay, Maine mill of approximately $21.1 million are expected to be incurred during the remainder of 2009.

Note 3.  In December 2008, we announced plans to permanently close Printing & Writings’s converting operations at our Appleton, Wisconsin facility.  The operations at the Appleton facility are being reduced in a phased manner and will be permanently closed prior to December 31, 2009.  The converting equipment at the Appleton facility is being relocated to our remaining Printing & Writing mills.  The cost of sales for the three months ended March 31, 2009, includes $0.4 million in pre-tax charges for associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs was $0.2 million for the three months ended March 31, 2009.  Additional pre-tax closure charges of approximately $2.7 million are expected to be incurred during the remainder of 2009.

Note 4.  In December 2007, the roll wrap portion of our Specialty Products’ business was sold to Cascades Sonoco, Inc.  We continued to manufacture roll wrap and related products for the buyer during a post-closing transition period which expired on July 2, 2008.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs was $0.3 million for the three months ended March 31, 2008.  No significant costs related to the sale and closure of the roll wrap business have been incurred in 2009.

Note 5.  In October 2007, we announced plans to cease Printing & Writing’s papermaking operations at our Groveton, New Hampshire mill.  Papermaking operations permanently ceased in December 2007.  The cost of sales for the three months ended March 31, 2008, includes $6.8 million in pre-tax charges for depreciation on assets and other associated closure costs.  Pre-tax restructuring expense related to associated closure costs was $0.1 million and $0.8 million for the three months ended March 31, 2009 and 2008, respectively.  No additional significant costs are anticipated during the remainder of 2009.

Note 6.  Interim Segment Information

Our operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander and Mosinee, Wisconsin.  Papermaking operations at Specialty Products’ Jay, Maine facility will permanently cease by May 31, 2009 (see Note 2).  In 2008, Specialty Products also included two converting facilities that produced laminated roll wrap and related specialty finishing and packaging products (see Note 4). Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Brainerd, Minnesota.  Printing & Writing also includes a converting facility that converts printing and writing grades.  Operations at the converting facility will be permanently closed by December 31, 2009 (see Note 3).  Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Asset information, sales, operating profit (loss), and other significant items by segment is as follows:

(in thousands, except ton data)	March 31,	December 31,
	2009	2008
Segment assets (Note 1)
Specialty Products	$269,264	$279,354
Printing & Writing	189,412	180,221
Towel & Tissue	222,194	210,977
Corporate & Unallocated*	46,689	40,298
	$727,559	$710,850

	Three Months
	Ended March 31,
	2009	2008
Net sales external customers (unaudited)
Specialty Products	$ 85,408	$126,195
Printing & Writing	79,586	97,929
Towel & Tissue	73,777	74,594
	$238,771	$298,718

Operating profit (loss) (unaudited)
Specialty Products	$(3,543)	$ (361)
Printing & Writing	309	(12,484)
Towel & Tissue	7,280	6,094
Corporate & Eliminations	(3,618)	(1,415)
	$ 428	$ (8,166)

Depreciation, depletion, and amortization (unaudited)
Specialty Products	$ 6,719	$ 5,391
Printing & Writing	2,094	7,488
Towel & Tissue	6,471	6,750
Corporate & Unallocated	354	197
	$ 15,638	$ 19,826

Tons sold (unaudited)
Specialty Products	58,838	94,462
Printing & Writing	56,858	72,563
Towel & Tissue	38,995	41,408
	154,691	208,433

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.